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Contact:

Kenneth J. Mahon

Exec. VP and Chief Financial Officer

718-782-6200 extension 8265

Stephanie Prince/Julie Prozeller

Financial Dynamics

Press: Abby Aylman

212-850-5600

DIME COMMUNITY BANCSHARES REPORTS RECORD 2003 EARNINGS

* 17% Increase Over 2002 EPS

* 4th Quarter Earnings Per Share of $0.40

* Core Deposits Increase 13% in 2003

Brooklyn, NY – January 22, 2004 - Dime Community Bancshares, Inc. (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today announced results for the fourth quarter and fiscal year ended December 31, 2003.

FINANCIAL HIGHLIGHTS

Highlights for the quarter and fiscal year ended December 31, 2003 are summarized as follows:

•

Net income totaled $9.9 million for the quarter ended December 31, 2003 and $51.3 million for the fiscal year ended December 31, 2003.

•

Diluted earnings per share ("diluted EPS") were $0.40 for the quarter ended December 31, 2003 and $2.06 for the fiscal year ended December 31, 2003.

•

Real estate loan originations reached a new record of $1.10 billion for the year ended December 31, 2003; 4th Quarter originations totaled $230.7 million.

•

As previously announced, the Company completed a balance sheet restructuring in October 2003, resulting in a reduction of $0.14 to 4th quarter diluted EPS.

•

The net interest margin was 2.88% during the quarter ended December 31, 2003 compared to 3.46% during the quarter ended September 30, 2003.  Excluding prepayment expense on borrowings of $4.1 million recorded during the quarter ended December 31, 2003, the net interest margin was 3.45% during the quarter ended December 31, 2003, compared to 3.46% for the quarter ended September 30, 2003.

•

Diluted EPS was reduced by $0.01 during the quarter ended December 31, 2003 due to the suspension of the Federal Home Loan Bank of New York stock dividend.  The Company recorded $457,000 of dividend income on its Federal Home Loan Bank of New York stock investment during the quarter ended December 31, 2002.

•

Treasury shares repurchased were 406,500 during the quarter ended December 31, 2003 and 1,075,000 during the fiscal year ended December 31, 2003.

Commenting on the Company's 2003 performance, Vincent F. Palagiano, Chairman and Chief Executive Officer of the Company noted, “We are once again very proud and pleased with our performance in 2003.  Dime continues to improve upon its key core competencies in multi-family lending, deposit gathering and credit and expense management, which have all contributed to its ability to generate above average returns in this uncertain economic environment.”

FINANCIAL RESULTS

Diluted EPS were a record $2.06 during the fiscal year ended December 31, 2003, up 17% from $1.76 during the twelve months ended December 31, 2002, the eighth consecutive year of achieving record earnings per share since going public in 1996.

The Company's earnings continued to be favorably impacted by prepayment fee income.  During the years ended December 31, 2003 and 2002, prepayment fee income was $15.4 million and $7.4 million, respectively.

For the quarter ended December 31, 2003, the Company’s net income was $9.9 million, compared to $12.5 million in the same quarter of the previous year.

During the quarter ended December 31, 2003, net income declined by $3.4 million as a result of a balance sheet restructuring performed in October 2003. Under the balance sheet restructuring, the Company sold $87 million of investment securities and utilized the proceeds to prepay $82 million of wholesale borrowings.  A pre-tax loss of $2.0 million was recorded on the sale of the investment securities and pre-tax prepayment expense totaling $4.1 million was recorded on prepayment of the borrowings.  The objective of the restructuring was to improve the interest rate risk profile of the bank.

Diluted EPS were $0.40 for the quarter ended December 31, 2003, compared to $0.50 during the quarter ended December 31, 2002.  As previously mentioned, the balance sheet restructuring reduced diluted EPS by $0.14 during the quarter ended December 31, 2003.

Net income, after taxes, was increased by $2.9 million during the quarter ended December 31, 2003, and by $1.6 million during the quarter ended December 31, 2002 as a result of prepayment fee income.

Net interest income decreased $2.3 million from the December 2002 quarter to $20.7 million in the most recent quarter.  During the quarters ended December 31, 2003 and 2002, the Company incurred expenses on its prepayment of borrowed funds totaling $4.1 million and $3.1 million, respectively.   Excluding these items, the decline in net interest income from the quarter ended December 31, 2002 to the quarter ended December 31, 2003 approximated $1.2 million.

Net interest income declined $4.8 million from the quarter ended September 30, 2003 to the quarter ended December 31, 2003.  Excluding the $4.1 million of prepayment expense incurred on borrowings during the quarter ended December 31, 2003, net interest income declined $637,000 from the quarter ended September 30, 2003 to the quarter ended December 31, 2003.

Net interest margin was 2.88% during the quarter ended December 31, 2003, 3.46% during the quarter ended September 30, 2003 and 3.25% during the quarter ended December 31, 2002.  Excluding the effects of the prepayment expense on borrowings, the net interest margin was 3.45% during the quarter ended December 31, 2003, compared to 3.46% during the quarter ended September 30, 2003 and 3.68% during the quarter ended December 31, 2002.

Non interest income totaled $5.6 million during the quarter ended December 31, 2003, a decline of $1.7 million from the quarter ended December 31, 2002, and a decline of $3.8 million from the quarter ended September 30, 2003.

As a part of its balance sheet restructuring, the Company recorded a loss on the sale of securities of $2.0 million during the quarter ended December 31, 2003.  The Company also recorded a gain of $158,000 on the sale of loans to Fannie Mae during the quarter ended December 31, 2003.  During the quarter ended December 31, 2002, the Company recorded a gain of $2.0 million on the sale of loans to Fannie Mae.  During the quarter ended September 30, 2003, the Company recorded gains of $646,000 on sales of assets due primarily to the sale of loans to Fannie Mae.

Non-interest income, excluding gains and losses on sales of assets, increased $2.1 million from $5.3 million during the December 2002 quarter, to $7.4 million in the December 2003 quarter.  Loan prepayment fee income increased $1.9 million during this period as a result of the low interest rate environment.  The remaining growth resulted primarily from an increase in retail fee income.

Non-interest income, excluding gains and losses on sales of assets, decreased $1.4 million from the September 2003 quarter to the December 2003 quarter.  Loan prepayment fee income decreased $1.3 million to $4.8 million during this period, reflecting a decline in loan prepayments.

Non-interest expense totaled $11.7 million during the quarter ended December 31, 2003, an increase of 14% from the prior year quarter.  This increase resulted from growth of $1.4 million in salary and benefit expense, due primarily to adjustments in the annual Benefit Maintenance Plan and Employee Stock Ownership Plan expenses resulting from the appreciation in the Company's stock price during 2003.

The restructuring charge recorded during the December 2003 quarter reduced the Company's effective tax rate to 32% during the quarter ended December 31, 2003.  The Company's current effective tax rate approximates 38.5%.

According to Mr. Palagiano, “Real estate loan originations topped $1.1 billion during 2003, reflecting the historically high borrowing demand within our niche multi-family loan product.  Our pipeline remains strong despite the fact that we have elected not to post the most attractive terms on new loans.  Core (non-certificate) deposits increased by 13% year-over-year and comprised 61% of our total deposits at December 31, 2003, up from 57% one year ago. Our continued stellar credit quality and Dime’s low efficiency ratio allowed us to once again generate the highest quality earnings and returns. We remain confident in our ability to continue to generate returns at the highest levels of our peer group.”

REAL ESTATE LENDING AND CREDIT QUALITY

The continuation of the historic low interest rate environment resulted in heightened origination, refinancing and prepayment volumes during the most recent quarter.  Real estate loan amortization during the December 2003 quarter approximated 40% of the loan portfolio on an annualized basis, down from 59% during the September 2003 quarter, but up from 33% during the December 2002 quarter.  At December 31, 2003, the Company had approximately $915 million of real estate loans with interest rates of 6.5% and higher.

The weighted average interest rate on real estate loans originated during the most recent quarter was approximately 5.0% and their weighted average term to next repricing was 5.5 years at their respective origination dates.  The current loan commitment pipeline approximates $215 million dollars, of which $5.0 million are intended for sale to Fannie Mae.

The Company sold $12.1 million of multi-family loans to Fannie Mae during the quarter ended December 31, 2003, with an average term to repricing of 9.0 years.  Due to the sale of loans and the high level of prepayments, the real estate loan portfolio declined slightly by quarter end.  The Company sold $89.8 million of multi-family loans to Fannie Mae during the year ended December 31, 2003.

The Company maintained its long record of outstanding credit quality during the most recent quarter. Non-performing loans totaled $525,000 at December 31, 2003, $1.6 million below the level at December 31, 2002, and $335,000 below the level at September 30, 2003.  Non-performing assets represented 0.02% of total assets at December 31, 2003, and have remained below 5 basis points of total assets for the last 4 quarters.

SHARE REPURCHASE PROGRAM

During the December 2003 quarter, the Company repurchased 406,500 shares of its common stock into treasury, completing its eighth stock repurchase program.  As of December 31, 2003, the Company had an additional 1.03 million shares eligible for repurchase under its ninth stock repurchase program, approved by its Board in May 2003.

OUTLOOK

For the first quarter of 2004, the Company estimates earnings per share in the range of $0.47 to $0.51. This reflects expected slower pre-payment activity.

Mr. Palagiano concluded, "The strategy that we have continued to pursue for the last two quarters to not fully deploy our strong capital position under historically low interest rates maximizes our positioning for a potential turn in interest rates. This is a path that we believe will generate the greatest shareholder value over the full course of the business cycle."

"At Dime all of our business decisions are carefully framed to reflect our goal of both protecting and maximizing long-term shareholder value.  In that spirit, we plan to continue to opportunistically repurchase our shares in the open market and to continue our track record of paying a quarterly cash dividend."

CONFERENCE CALL

Management will conduct a conference call at 1:00 P.M. Eastern Time, on Friday, January 23, 2004, to discuss DCOM's operating performance for the fiscal year and quarterly period ended December 31, 2003.  The direct dial number for the call is 785-832-1508.  For those unable to participate in the conference call, a replay will be available. To access the replay, dial 402-220-1610 from one hour after the end of the call until midnight (Eastern Time) on Friday, January 30, 2004.

The conference call will also be available via the Internet by accessing the following Web address: www.dsbwdirect.com or www.vcall.com.  Web users should go to the site at least fifteen minutes prior to the call to register, download and install any necessary audio software. The webcast will be available until February 21, 2004.

ABOUT DIME COMMUNITY BANCSHARES

Dime Community Bancshares, Inc., a unitary thrift holding company, is the parent company of The Dime Savings Bank of Williamsburgh, Brooklyn, New York, founded in 1864.  With $2.97 billion in assets as of December 31, 2003, the Bank has twenty branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Bank can be found on the Bank's Internet website at www.dsbwdirect.com.

Statements made herein that are forward looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995 are subject to risks and uncertainties that could cause actual results to differ materially.  Such risks and uncertainties include, but are not limited to, those related to overall business conditions and market interest rates, particularly in the markets in which the Company operates, fiscal and monetary policy, changes in regulations affecting financial institutions and other risks and uncertainties discussed in the Company's Securities and Exchange Commission filings.  The Company disclaims any obligation to publicly announce future events or developments which may affect the forward-looking statements herein.

-tables to follow-

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DIME COMMUNITY BANCSHARES,  INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands except share amounts)

	December 31,
	2003	December 31,
ASSETS:	(Unaudited)	2002

Cash and due from banks	$24,074	$21,487
Investment securities held to maturity	710	825
Investment securities available for sale	37,107	104,564
Mortgage-backed securities held to maturity	770	2,249
Mortgage-backed securities available for sale	461,967	360,703
Federal funds sold and other short-term assets	95,286	114,291
Real estate Loans:
One-to-four family and cooperative apartment	138,039	162,620
Multi-family and underlying cooperative	1,737,306	1,730,370
Commercial real estate	309,810	265,485
Construction	2,880	1,931
Unearned discounts and net deferred loan fees	(1,517)	332
Total real estate loans	2,186,518	2,160,738
Other loans	4,072	4,753
Allowance for loan losses	(15,018)	(15,458)
Total loans, net	2,175,572	2,150,033
Loans held for sale	2,050	4,586
Premises and fixed assets, net	16,400	15,862
Federal Home Loan Bank of New York capital stock	26,700	34,890
Other real estate owned, net	-	134
Goodwill	55,638	55,638
Other assets	75,387	81,112
TOTAL ASSETS	$2,971,661	$2,946,374
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Checking and NOW	$129,349	$117,873
Savings	366,592	362,400
Money Market	745,387	616,762
Sub-total	1,241,328	1,097,035
Certificates of deposit	800,350	830,140
Total Due to depositors	2,041,678	1,927,175
Escrow and other deposits	39,941	36,678
Securities sold under agreements to repurchase	12,675	95,541
Federal Home Loan Bank of New York advances	534,000	555,000
Subordinated Notes Sold	25,000	25,000
Other liabilities	34,448	41,243
TOTAL LIABILITIES	2,687,742	2,680,637
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized,
32,773,771 shares and 31,935,399 shares issued at
December 31, 2003 and December 31, 2002, respectively, and
25,410,074 shares and 25,646,702 shares outstanding at
December 31, 2003, and December 31, 2002, respectively)	327	319
Additional paid-in capital	186,156	172,460
Retained earnings	231,771	196,309
Unallocated common stock of Employee Stock Ownership Plan	(5,202)	(5,661)
Unearned common stock of Recognition and Retention Plan	(2,617)	(2,641)
Common stock held by the Benefit Maintenance Plan	(5,584)	(3,867)
Treasury stock (7,363,697 shares and 6,288,697 shares
at December 31, 2003 and December 31, 2002, respectively)	(120,086)	(93,258)
Accumulated other comprehensiv (loss) income, net	(846)	2,076
TOTAL STOCKHOLDERS' EQUITY	283,919	265,737
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,971,661	$2,946,374

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2003	2003	2002	2003	2002
Interest income:
Loans secured by real estate	$34,612	$36,024	$39,456	$145,704	$156,422
Other loans	66	70	67	273	273
Mortgage-backed securities	4,292	4,815	3,967	17,984	16,795
Investment securities	367	492	1,177	2,361	4,909
Other	251	610	882	2,793	3,515
Total interest income	39,588	42,011	45,549	169,115	181,914
Interest expense:
Deposits and escrow	8,331	9,112	10,671	38,221	44,135
Borrowed funds	10,558	7,419	11,910	32,842	47,655
Total interest expense	18,889	16,531	22,581	71,063	91,790
Net interest income	20,699	25,480	22,968	98,052	90,124
Provision for loan losses	80	88	60	288	240
Net interest income after
provision for loan losses	20,619	25,392	22,908	97,764	89,884
Non-interest income:
Service charges and other fees	1,757	1,803	1,377	6,518	5,065
Net (loss) gain on sales and
redemptions of assets	(1,803)	646	2,005	(303)	4,073
Other	5,643	6,957	3,893	18,907	10,861
Total non-interest income	5,597	9,406	7,275	25,122	19,999
Non-interest expense:
Compensation and benefits	7,187	5,337	5,812	22,913	22,059
Occupancy and equipment	1,272	1,264	1,132	5,054	4,296
Core deposit intangible amortization	206	206	206	825	825
Other	3,010	2,962	3,091	12,017	11,516
Total non-interest expense	11,675	9,769	10,241	40,809	38,696
Income before taxes	14,541	25,029	19,942	82,077	71,187
Income tax expense	4,671	9,857	7,410	30,801	26,565
Net Income	$9,870	$15,172	$12,532	$51,276	$44,622
Earnings per Share:
Basic	$0.41	$0.64	$0.52	$2.14	$1.84
Diluted	$0.40	$0.61	$0.50	$2.06	$1.76
Average common shares
outstanding for Diluted EPS	24,866,863	24,841,508	25,088,347	24,900,171	25,339,061

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands except per share amounts)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2003	2003	2002	2003	2002
Performance and Other Selected Ratios:
Return on Average Assets	1.31%	1.96%	1.70%	1.67%	1.57%
Return on Average Stockholders' Equity	14.04%	22.07%	19.10%	18.76%	17.65%
Return on Average Tangible Stockholders' Equity	17.51%	27.61%	24.79%	23.75%	23.30%
Net Interest Spread (1)	3.20%	3.23%	3.36%	3.25%	3.27%
Net Interest Margin (1)	3.45%	3.46%	3.68%	3.52%	3.62%
Non-interest Expense to Average Assets	1.55%	1.26%	1.39%	1.33%	1.36%
Efficiency Ratio	41.55%	28.53%	36.27%	33.05%	36.49%
Effective Tax Rate	32.12%	39.38%	37.16%	37.53%	37.32%
Per Share Data:
Reported EPS (Diluted)	$0.40	$0.61	$0.50	$2.06	$1.76
Stated Book Value	11.17	11.16	10.36	11.17	10.36
Tangible Book Value	8.97	8.93	8.04	8.97	8.04
Average Balance Data:
Average Assets	$ 3,014,236	$ 3,100,382	$ 2,952,998	$ 3,064,211	$ 2,847,407
Average Interest Earning Assets	2,879,123	2,948,501	2,830,933	2,915,464	2,708,365
Average Stockholders' Equity	281,153	274,990	262,479	273,255	252,797
Average Tangible Stockholders' Equity	225,471	219,765	202,206	215,897	191,526
Average Loans	2,206,003	2,200,161	2,212,647	2,193,356	2,128,297
Average Deposits	2,026,947	2,072,793	1,901,499	2,045,739	1,769,345
Asset Quality Summary:
Net charge-offs (recoveries)	($ 17)	$ 15	$ 36	$ 28	$ 274
Nonperforming Loans	525	860	2,116	525	2,116
Nonperforming Loans/ Total Loans	0.02%	0.04%	0.10%	0.02%	0.10%
Nonperforming Assets/Total Assets	0.02%	0.03%	0.08%	0.02%	0.08%
Allowance for Loan Loss/Total Loans	0.68%	0.71%	0.71%	0.68%	0.71%
Allowance for Loan Loss/Nonperforming Loans	2860.57%	1816.40%	730.53%	2860.57%	730.53%
Non-GAAP Disclosures - Cash Earnings Reconciliation and Ratios (2):
Net Income	$9,870	$15,172	$12,532	$51,276	$44,622
Additions to Net Income:
Core Deposit Intangible Amortization	206	206	206	825	825
Non-cash stock benefit plan expense	717	645	532	2,541	2,469
Cash Earnings	$10,793	$16,023	$13,270	$54,642	$47,916

Cash EPS (Diluted)	0.43	0.65	0.53	2.19	1.89
Cash Return on Average Assets	1.43%	2.07%	1.80%	1.78%	1.68%
Cash Return on Average Tangible Stockholders' Equity	19.15%	29.16%	26.25%	25.31%	25.02%

(1)    Ratios exclude prepayment expenses on borrowings of $4,144,000 recorded during the three months ended December 31, 2003, $3,062,000 recorded during the three months ended December 31, 2002 and $8,438,000 recorded during the twelve months ended December 31, 2002.  Amounts also exclude non-recurring interest  income of $414,000 recorded during the twelve months ended December 31, 2002.  Including these items, the net interest spread was 2.55% and the net interest margin was 2.88% during the three months ended December 31, 2003, the net interest spread was 2.88% and the net interest margin was 3.25%  during the three months ended December 31, 2002, the net interest spread was 3.08% and the net interest margin was 3.36% during the twelve months ended December 31, 2003, and the net interest spread was 2.93% and the net interest margin was 3.33% during the twelve months ended December 31, 2002.

(2)    Cash earnings and related data are "Non-GAAP Disclosures."  These disclosures present information which management considers useful to the readers of this report since they present a measure of the tangible equity generated from operations during each period presented.  Tangible equity generation is a significant financial measure since banks are under regulatory restrictions involving the maintenance of minimum tangible capital requirements.

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DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES

ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2003			September 30, 2003			December 31, 2002
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
	(Dollars In Thousands)
Assets:
Interest-earning assets:
Real Estate Loans	$2,202,588	$34,612	6.29%	$2,196,516	$36,024	6.56%	$2,209,226	$39,456	7.14%
Other loans	3,415	66	7.73	3,645	70	7.68	3,421	67	7.83
Mortgage-backed securities	497,909	4,292	3.45	606,628	4,815	3.17	375,698	3,967	4.22
Investment securities	41,910	367	3.50	52,361	492	3.76	126,850	1,177	3.71
Other short-term investments	133,301	251	0.75	89,351	610	2.73	115,738	882	3.05
Total interest earning assets	2,879,123	$39,588	5.50%	2,948,501	$42,011	5.70%	2,830,933	$45,549	6.44%
Non-interest earning assets	135,113			151,881			122,065
Total assets	$3,014,236			$3,100,382			$2,952,998

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
NOW, Super Now accounts	$35,685	$90	1.00%	$33,343	$83	0.99%	$31,322	$95	1.20%
Money Market accounts	739,699	2,498	1.34	731,904	2,706	1.47	601,152	3,015	1.99
Savings accounts	367,908	498	0.54	369,904	499	0.54	365,345	802	0.87
Certificates of deposit	793,605	5,245	2.62	846,185	5,824	2.73	820,059	6,759	3.27
Borrowed Funds	607,445	10,558	6.90	675,467	7,419	4.36	701,614	11,910	6.73
Total interest-bearing liabilities	2,544,342	$18,889	2.95%	2,656,803	$16,531	2.47%	2,519,492	$22,581	3.56%
Checking accounts	90,050			91,457			83,621
Other non-interest-bearing liabilities	98,691			77,132			87,406
Total liabilities	2,733,083			2,825,392			2,690,519
Stockholders' equity	281,153			274,990			262,479
Total liabilities and stockholders' equity	$3,014,236			$3,100,382			$2,952,998
Net interest income		$20,699			$25,480			$22,968
Net interest spread (1)			2.55%			3.23%			2.88%
Net interest-earning assets	$334,781			$291,698			$311,441
Net interest margin (1)			2.88%			3.46%			3.25%
Ratio of interest-earning assets
to interest-bearing liabilities			113.16%			110.98%			112.36%

(1)    Ratios include prepayment expenses on borrowings of $4,144,000 recorded during the three months ended December 31, 2003, and $3,062,000 recorded during the three months ended December 31, 2002.  Excluding this item, the net interest spread was 3.20% and the net interest margin was 3.45% during the three months ended December 31, 2003, and the net interest spread was 3.36% and the net interest margin was 3.68%  during the three months ended December 31, 2002.

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